UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

Filed by the Registrant [X]    Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to §240.14a-12

MUTUALFIRST FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MutualFirst
Financial, Inc.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

March 26, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MutualFirst Financial, Inc., I cordially invite you to attend our 2013 Annual Meeting of Stockholders.  The meeting will be held at 3:00 p.m., local time, on Wednesday, May 8, 2013, at our main office, located at 110 E. Charles Street, Muncie, Indiana.

For the first time this year, we are distributing the Proxy Statement for the Annual Meeting and our Annual Report to Stockholders over the Internet as a cost-saving measure.  In addition, stockholders will be able to cast their votes on the Internet or by phone.  You may read, download and print the Proxy Statement and Annual Report and vote by Internet at http://www.proxyvote.com.  On March 26, 2013, we mailed to our stockholders of record as of March 8, 2013, a notice of the Annual Meeting and of the availability of the proxy materials on the Internet.  That notice contained instructions on how to access the proxy materials, including requesting an emailed or paper copy, and on how to cast your vote by Internet, phone or regular mail.  (You also may vote in person at the Annual Meeting by completing a ballot.)  The notice also contained a 12 digit number assigned to each stockholder of record in a box marked by an arrow as follows:  XXXX XXXX XXXX.  That number is required to vote and to access the proxy materials on the Internet.

An important part of the Annual Meeting is the stockholder vote on corporate business items.  The Proxy Statement for the Annual Meeting describes the business to be conducted at the Annual Meeting.  I urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon: (1) the election of four directors of the Company; (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement; and (3) ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  At the Annual Meeting, I will present management’s report to stockholders on the Company’s 2012 financial and operating performance.

We encourage you to attend the meeting in person.  Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and vote by Internet or telephone or by sending a completed Proxy Card as promptly as possible.  This will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of the Company and the enhancement of the value of your investment.  As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Very truly yours,

/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

MutualFirst
Financial, Inc.

110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MutualFirst Financial, Inc. will be held as follows:

DATE AND TIME	Wednesday, May 8, 2013, at 3:00 p.m. local time

PLACE	110 E. Charles Street, Muncie, Indiana

ITEMS OF BUSINESS
(1)  The election of David W. Heeter, Edward C. Levy, Michael J. Marien and James R. Schrecongost as directors for a term of three years.
(2)  Adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in the accompanying Proxy Statement.
(3)  Ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.
(4)  Any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	Holders of record of MutualFirst Financial, Inc. common stock at the close of business on March 8, 2013, will be entitled to vote at the meeting or any adjournment of the meeting.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting.  Stockholders have a choice of voting by Internet or telephone, by mailing a completed Proxy Card or by submitting a ballot in person at the Annual Meeting.  Our Board of Directors is soliciting your votes by this notice and in the other proxy materials.  To ensure that your shares are represented at the meeting, please take the time to vote as soon as possible, even if you plan to attend the meeting.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ DAVID W. HEETER
DAVID W. HEETER
President and Chief Executive Officer
Muncie, Indiana
March 26, 2013

IMPORTANT NOTICE:  Internet Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 8, 2013.

The Company’s Proxy Statement, Annual Report to Stockholders and electronic Proxy Card are available on the Internet at
http://www.proxyvote.com.  The notice we forwarded on March 26, 2013, about the availability of the proxy materials on the Internet contained a special 12 digit identification number assigned to each stockholder of record in a box marked by an
arrow as follows:   XXXX XXXX XXXX.  That number is required to vote and to access the proxy materials on the Internet.

You are encouraged to review all of the information contained in the Proxy Statement before voting.

MutualFirst
Financial, Inc.

110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

_________________________

PROXY STATEMENT
_________________________

INTRODUCTION

The Board of Directors of MutualFirst Financial, Inc., is using this Proxy Statement to solicit proxies from the holders of the Company’s common stock for use at the upcoming Annual Meeting of Stockholders.  The Annual Meeting will be held on Wednesday, May 8, 2013, at 3:00 p.m., local time, at the Company’s main office located at 110 E. Charles Street, Muncie, Indiana.

At the Annual Meeting, stockholders will be asked to vote on three proposals:  (1) the election of David W. Heeter, Edward C. Levy, Michael J. Marien and James R. Schrecongost as directors of the Company for a term of three years; (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement; and (3) ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  These proposals are described in more detail below.  Stockholders also will consider any other matters that may properly come before the Annual Meeting, although the Board of Directors knows of no other business to be presented.

MutualFirst Financial, Inc. may be referred to from time to time in this Proxy Statement as “MutualFirst” or the “Company.”  Some of the information in this Proxy Statement relates to MutualBank, a wholly owned subsidiary of the Company, which may be referred to from time to time in this Proxy Statement as the “Bank.”

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the Annual Meeting in accordance with your instructions.  The Board also may vote your shares to adjourn the Annual Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

The Company’s Annual Report to Stockholders for the fiscal year ending December 31, 2012, which includes the Company’s audited financial statements, is being provided with this Proxy Statement.  Although this report is being made available to stockholders with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this Proxy Statement by reference.

For the first time this year, we are distributing the Proxy Statement and the Annual Report to Stockholders over the Internet at http://www.proxyvote.com.  In addition, stockholders will be able to cast their votes on the Internet or by phone.  On March 26, 2013, we mailed to our stockholders of record as of March 8, 2013, a notice of the Annual Meeting and of the availability of the proxy materials on the Internet (“March 26 Notice”).  That notice contains instructions on how to access the proxy materials and Annual Report, including requesting an emailed or paper copy, and how to cast your vote by Internet, phone or regular mail or in person at the meeting.

Your vote is important.  You may vote by Internet or telephone, by sending a completed Proxy Card by regular mail or by submitting a ballot in person at the Annual Meeting.  We encourage you to attend the Annual Meeting in person no matter how you decide to cast your vote.  Please read the Proxy Statement and vote your shares as promptly as possible to ensure you are represented at the meeting.

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement.  It does not contain all the information you should consider before voting, and you should read the entire Proxy Statement carefully before voting.  This summary also contains our 2012 Business Highlights.  You should refer to the Annual Report to Stockholders for the fiscal year ending December 31, 2012, which is being made available with this Proxy Statement, for more complete information about the Company’s year-end financial condition and 2012 operating results.

2012 BUSINESS HIGHLIGHTS

At December 31, 2012, we had $1.4 billion in assets, $974.7 million in loans, $1.2 billion in deposits and $139.5 million in stockholders’ equity.  The Company’s total risk-based capital ratio at December 31, 2012, was 14.4%, exceeding the 10.00% requirement for a well-capitalized bank holding company.  The ratio of tangible common equity to assets increased to 7.62% as of year-end 2012 compared to 7.05% at year-end 2011.

For the year ending December 31, 2012, we earned $5.8 million, or $0.83 per basic and $0.82 per diluted share, compared with net income of $1.4 million, or $0.20 per basic and diluted share for 2011.  The details of our 2012 performance are described in the accompanying Annual Report to Stockholders for the fiscal year ending December 31, 2012, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements.

Key aspects of our 2012 operations include:

●	Return on assets of 0.50% in 2012 compared to 0.24% in 2011.
●	Return on average tangible common equity of 5.47% in 2012 compared to 1.39% in 2011.
●	A $7.8 million, or 20.0%, decrease in non-performing assets and a $13.0 million, or 18.8%, decrease in classified assets.
●	Net charge-offs of 0.71% in 2012 compared to 1.31% in 2011.

ELECTION OF DIRECTORS – Proposal 1

Four of our current directors have been nominated by the Board for re-election to a three-year term ending in 2016 as follows:

David W. Heeter	President, Chief Executive Officer and Director of the Company and Chief Executive Officer and Director of the Bank since 2003.
Edward C. Levy
Director of the Company and Bank since 2008.  Officer and Owner of Freeman-Spicer Financial Services, Inc. (a business financing and leasing company), Freeman-Spicer Premium Corp. (a business insurance premium financing company) and Freeman-Spicer Accounting Services, Inc. (a small business accounting and computerization company).

Michael J. Marien	Director of the Company and Bank since 2008. Registered representative of City Securities Corporation (a registered broker/dealer and investment advisor firm).
James R. Schrecongost	Director of the Company and Bank since 2011. A retired public financial institution executive.

No stockholder nominations were received for the Annual Meeting.

In considering your vote on these nominees, we refer you to “Proposal 1 - Election of Directors” on pages 10 to 15 for more information about these nominees and director compensation and to “Board of Directors’ Meetings and Committees and Corporate Governance Matters” on pages 15 to 18 respecting our corporate governance matters.

The Board recommends you vote for these four nominees.  These nominees, as well as the rest of the directors, have varied skills and experience necessary to oversee the Company effectively and have proven leadership, sound judgment and a commitment to the success of our Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION – Proposal 2

Since 2009, our stockholders have had the opportunity at each Annual Meeting to cast a non-binding, advisory vote on our executive compensation as disclosed in each proxy statement for those meetings.  We are gratified that, each year, our stockholders have evidenced support of our executive compensation program by an overwhelming margin.

Stockholders have an opportunity to cast another non-binding, advisory vote on our executive compensation program disclosed in this Proxy Statement.  We refer you to “Proposal 2 - Advisory (Non-Binding) Resolution to Approve Executive Compensation” on pages 24 to 25.

In evaluating this say-on-pay proposal, we recommend that you review the disclosure of our executive compensation program, including our compensation program, philosophy and objectives and the level of compensation to our three named executive officers at “Executive Compensation” on pages 18 to 24.  Our Board asks that you vote for the advisory resolution to approve executive compensation.

RATIFICATION OF BKD, LLP AS THE COMPANY’S INDEPENDENT AUDITOR – Proposal 3

Under applicable federal regulations, the Audit/Compliance Committee of our Board of Directors has sole authority to select MutualFirst’s independent registered public accounting firm to conduct our annual audit and perform other services authorized by the Committee.  The Audit/Compliance Committee has selected BKD, LLP as our audit firm for the 2013 fiscal year.  The Board is asking the stockholders to ratify that appointment.  Though the stockholder vote on ratification is not binding on the Audit/Compliance Committee, the Committee will consider the stockholders’ views on this matter when deciding whether to continue to retain BKD, LLP in the current or next fiscal year.  In considering this matter, we refer you to “Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm” on pages 27 to 28, including information regarding fees paid to BKD, LLP over the prior two fiscal years and the types of services provided by the firm.  Our Board asks that you vote for the ratification of BKD, LLP as the Company’s audit firm for the 2013 fiscal year.

2013 ANNUAL MEETING

●	Stockholder proposals for inclusion in our 2014 proxy statement under Securities and Exchange Commission (“SEC”) regulations must be received by us no later than November 24, 2013.

●
Stockholder proposals for presentation at our 2014 annual meeting, but not included in the proxy statement for that meeting, must be received by us no later than February 7, 2014, and no earlier than January 6, 2014, subject to adjustment based on the date of the 2014 annual meeting.  See “Additional Information - Stockholder Proposals for 2014 Annual Meeting” on page 28.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

    At the Annual Meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of David W. Heeter, Edward C. Levy, Michael J. Marien and James R. Schrecongost as directors of the Company for a term of three years.

Proposal 2.	Adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

    The stockholders also will act on any other business that may properly come before the Annual Meeting.  Members of our management team will be present at the Annual Meeting to respond to your questions.

Who is entitled to vote?

    The record date for the Annual Meeting is March 8, 2013.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.  The only class of stock entitled to be voted at the Annual Meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote on each matter presented at the Annual Meeting.  At the close of business on the record date, there were 7,067,660 shares of common stock outstanding.

Who may attend the Annual Meeting?

    The Annual Meeting is open to all Company stockholders and their designated proxy holders.  All attendees will be required to sign-in at the entrance to the meeting, and the Company reserves the right to request proof of stock ownership (including brokerage statements for beneficial owners with shares held by their broker, proxy holder status (a valid proxy) or acceptable photo identification before granting entrance to the meeting.  Everyone attending the Annual Meeting agrees to abide by the rules for the conduct of the proceedings.  The use of cameras, recording devices and other electronic devices (including cell phones) is prohibited during the Annual Meeting, unless the attendee receives written authorization from the Company’s Secretary, who will be attending the Annual Meeting.

Where is the location of the Annual Meeting?

    The Annual Meeting is being held at the main office of the Company and the Bank located at 110 E. Charles Street in Muncie, Indiana.  The office is on the northwest corner of E. Charles Street and S. Mulberry Street (between S. Walnut and S. Madison Streets).  Company and Bank personnel will be present to direct you to the location of the Annual Meeting in the main office building.

How many shares must be present to hold the Annual Meeting?

    A quorum must be present at the Annual Meeting for any business to be conducted.  The presence at the Annual Meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What if a quorum is not present at the Annual Meeting?

    If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice of the adjourned meeting will be given, unless the adjourned meeting is held after July 6, 2013.  An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How can I obtain a paper or email copy of this Proxy Statement, the Proxy Card and the Annual Report to Stockholders?

    You may request a free email or paper copy of the proxy materials at any time by:

●
calling 1-800-579-1639 and following the instructions, including providing the 12 digit identification number assigned to you in a box marked by an arrow (XXXX-XXXX-XXXX), which was printed on the March 26 Notice;

●
sending a request by email to sendmaterialproxyvote.com and inserting in the subject line the 12 digit identification number assigned to you in a box marked by an arrow (XXXX-XXXX-XXXX), which was printed on the March 26 Notice; or

●
making a request online at www.proxyvote.com and following the instructions, including providing the 12 digit identification number assigned to you in a box marked by an arrow
(XXXX-XXXX-XXXX), which was printed on the March 26 Notice.

How do I vote?

    You may vote by internet. To vote by Internet, have in hand a copy of the Proxy Card and the 12 digit identification number assigned to you in a box marked by an arrow (XXXX-XXXX-XXXX) on the March 26 Notice, go to www.proxyvote.com and follow the instructions for voting.  The deadline for voting online is 11:59 p.m. Eastern Time on May 7, 2013.

    You may vote by phone.  To vote by phone, have in hand a copy of the Proxy Card and the 12 digit identification number assigned to you in a box marked by an arrow (XXXX-XXXX-XXXX) on the March 26 Notice, call the toll-free phone number 1-800-690-6903 and follow the instructions for voting.  The deadline for voting by phone is 11:59 p.m. Eastern Time on May 7, 2013.

    You may vote by mail.  To vote by mail, request a paper copy of the Proxy Card or all the proxy materials as noted in the response to the previous question.  Then complete, sign and date the Proxy Card and return it in the postage-paid envelope provided or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, in a timely manner.  The mailed card must be received by the Company before the start of the Annual Meeting.

    You may vote in person at the annual meeting.  If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting.  Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the record holder of your shares indicating that you were the beneficial owner of those shares at the close of business on March 8, 2013, the record date for voting at the Annual Meeting.  You are encouraged to vote by proxy prior to the Annual Meeting, even if you plan to attend the meeting.

What if I return my executed Proxy Card without voting instructions?

    Where properly executed proxies are returned to us without specific voting instructions, your shares will be voted by the proxy holders named on the Proxy Card “FOR” the election of management’s director nominees, “FOR” the advisory (non-binding) resolution to approve our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm.

What if other business is presented at the Annual Meeting?

    Should any other matters be properly presented at the Annual Meeting for action, the proxy holders named on the Proxy Card and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  No other matters currently are expected by the Board of Directors to be properly presented at the Annual Meeting.

What if my shares are held in “street name” by a broker?

    If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions.  If you do not give instructions to your broker, your broker will be entitled to vote your shares with respect to “discretionary” items.  However, your broker will not be permitted to vote your shares with respect to “non-discretionary” items, and your shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  The election of directors and the advisory (non-binding) resolution regarding executive compensation are non-discretionary items.  The ratification of our auditors is a discretionary item.  Your broker will forward information to you indicating how you can forward voting instructions and whether you can forward them by Internet, mail or phone.

What if my shares are held in the Bank’s employee stock ownership plan (“ESOP”)?

    If you are a participant in the Bank’s ESOP, the plan trustee is required to vote the shares allocated to your account under the plan in accordance with your instructions.  If you do not instruct the trustee how to vote your allocated shares, the trustee may vote your allocated shares in its sole discretion.  The trustee must vote the unallocated shares in the same proportion as it is instructed to vote the allocated shares.  For example, if on a particular proposal, the trustee was instructed to vote 60% of the allocated shares “FOR,” 35% of the allocated shares “AGAINST” and 5% of the allocated shares “ABSTAIN,” the trustee would vote 60% of the unallocated shares “FOR,” 35% of the unallocated shares “AGAINST” and 5% of the unallocated shares “ABSTAIN.”

What if my shares are held in the Company’s 401(k) plan?

    If you are one of our employees who owns Company shares in our 401(k) plan, you will receive voting instructions with respect to all the MutualFirst shares allocated to your account.  You are entitled to direct the trustee how to vote your shares.  If you do not provide instructions, your shares will be voted by the trustee in its own discretion.

Can I change my vote after I submit my proxy?

    Yes, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	properly submitting a later-dated proxy by Internet or phone by 11:59 p.m. Eastern Time on May 7, 2013;
•	properly mailing a later-dated proxy that is received by the Company before the start of the Annual Meeting;
•	giving written notice of the revocation of your proxy to the Company’s Secretary prior to the Annual Meeting; or
•	voting in person by ballot at the Annual Meeting.

    Your proxy will not be automatically revoked just by your attendance at the Annual Meeting.  You must actually vote at the meeting by submitting a ballot in order to revoke a prior proxy.  If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change your voting instructions to that nominee.

How will abstentions be treated?

    If you abstain from voting, your shares will be included for purposes of determining whether a quorum is present.  Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for Proposal 1.  If you abstain from voting on Proposals 2 or 3, your shares will not be included in the number of shares voting on the proposal and, consequently, your abstention will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

    Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast.  Proposal 1 is a non-discretionary item that includes broker non-votes; however, because the directors are elected by a plurality of the votes cast, the broker non-votes will have no impact on the election results.  If you do not instruct your broker, bank or nominee how to vote your shares on Proposal 2, your shares will not be included in the number of shares voting on the proposal and will have no effect on whether the proposal is approved.  Proposal 3 is a discretionary item, so your broker is entitled to cast a vote without receiving instructions from you.  If, however, your broker does not cast any votes absent your instructions, these broker non-votes will have no effect on whether the proposal is approved.

Vote required to approve Proposal 1: Election of four directors.

    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting by holders of MutualFirst common stock.  Stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors.

What happens if a nominee is unable to stand for election?

    If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

Vote required to approve Proposal 2: Advisory resolution to approve our executive compensation.

    The adoption of the advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

Vote required to approve Proposal 3: Ratification of the appointment of our independent registered public accounting firm.

    The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares cast, in person or by proxy, at the Annual Meeting.

How does the Board of Directors recommend I vote on the proposals?

    Your Board of Directors recommends that you vote:

•	FOR the election of management’s four director nominees to the Board of Directors, for a three-year term;
•	FOR the adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement; and
•	FOR the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2013.

STOCK OWNERSHIP

Stock Ownership of Significant Stockholders, Directors and Executive Officers

    The following table shows, as of March 8, 2013, the beneficial ownership of the Company’s common stock by:

•	any persons or entities known by management to beneficially own more than 5% of the outstanding shares of Company common stock;
•	each director and director nominee of the Company;
•	each executive officer of the Company and the Bank named in the “2012 Summary Compensation Table” appearing below; and
•	all of the executive officers and directors of the Company and the Bank as a group.

    The address of each of the beneficial owners, except where otherwise indicated, is the Company’s address.  As of March 8, 2013, there were 7,067,600 shares of Company common stock issued and outstanding.

    Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 8, 2013, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding

Greater than 5% Stockholders
Mutual Bank Employee Stock Ownership and 401(k) Plan 110 E. Charles Street, Muncie, Indiana 47305-2400	486,963(1)	6.9%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	357,064(2)	5.1%

Directors and Executive Officers
Wilbur R. Davis, Director and Chairman of the Board	74,500(3)	1.1%
David W. Heeter, Director, President and Chief Executive Officer	140,912(4)	2.0%
Patrick C. Botts, Director and Executive Vice President	120,137(5)	1.7%
Linn A. Crull, Director	73,500(6)	1.0%
William V. Hughes, Director	49,500(7)	*
Jonathan E. Kintner, Director	67,938(8)	1.0%
Edward C. Levy, Director	31,561(9)	*
Michael J. Marien, Director	96,024(10)	1.4%
Jerry D. McVicker, Director	50,000(11)	*
James D. Rosema, Director	80,000(12)	1.1%
James R. Schrecongost, Director	8,500(13)	*
Charles J. Viater, Director and Senior Vice President	321,446(14)	4.5%

All executive officers and directors as a group (15 persons)	1,214,291(15)	15.9%

*     Less than 1% of outstanding shares.
________________________
Footnotes are on next page.

________________________
(1)
Represents shares held by Mutual Bank Employee Stock Ownership and 401(k) Plan, including 26,219 shares in 401(k) accounts and 428,960 shares that were allocated to accounts of the participants in the ESOP as of December 31, 2012.  First Bankers Trust Services, Inc., the trustee of the ESOP, may be deemed to beneficially own the shares held by the Mutual Bank Employee Stock Ownership and 401(k) Plan.  Mutual Bank Employee Stock Ownership and 401(k) Plan filed a Schedule 13G amendment with the SEC on February 4, 2013.

(2)
Represents shares held by clients of Dimensional Fund Advisors LP, an investment advisor, which disclaims beneficial ownership of these shares.  Dimensional Fund Advisors LP filed a Schedule 13G with the SEC on February 11, 2013.

(3)	Includes options for 25,000 shares, 20,000 shares owned by Mr. Davis’ spouse and 30,000 shares pledged as security for debt.

(4)	Includes options for 105,000 shares, 6,000 shares owned jointly with Mr. Heeter’s spouse, 12,482 shares allocated to Mr. Heeter in the ESOP and 9,300 shares pledged as security for debt.

(5)
Includes options for 90,000 shares, 7,700 shares owned jointly with Mr. Botts’ spouse, 1,360 shares owned by Mr. Botts’ spouse, 200 shares in a UTMA account for his son and 11,258 shares allocated to Mr. Botts in the ESOP.

(6)	Includes options for 25,000 shares, 20,000 shares owned by Mr. Crull’s spouse and 48,500 shares pledged as security for debt.

(7)	Includes options for 25,000 shares, 18,000 shares owned jointly with Mr. Hughes’ spouse, 500 shares owned by Mr. Hughes’ spouse and 4,000 shares in an IRA account.

(8)	Includes options for 5,000 shares, 36,829 shares owned jointly with Mr. Kintner’s spouse and 7,701 shares owned by Mr. Kintner’s spouse.

(9)	Includes options for 17,950 shares.

(10)	Includes options for 17,950 shares, 2,932 shares owned by Mr. Marien’s spouse and 85,000 shares pledged as security for debt.

(11)	Includes options for 10,000 shares and 11,806 shares owned by Mr. McVicker’s spouse.

(12)	Includes options for 25,000 shares, 7,500 shares owned by Mr. Rosema’s spouse and 20,000 shares owned jointly with Mr. Rosema’s spouse.

(13)	Includes options for 5,000 shares and 3,500 shares in an IRA account.

(14)	Includes options for 145,470 shares, 16,033 shares in Mr. Viater’s 401(k) account, 24,436 shares allocated to Mr. Viater in the ESOP and 100,280 shares pledged as security for debt.

(15)
This amount includes options for 580,037 shares held by directors and executive officers and 273,080 shares pledged as security for debt.  It does not include 38,584 shares held by a former executive officer who retired on March 8, 2013.  This amount does not include the 223,831 shares owned by the MutualBank Charitable Foundation, Inc., which is an Indiana non-profit corporation and 501(c)(3) tax-exempt organization with no stock or stockholders.  Two of the six directors and all the officers of the foundation also are directors or officers of the Company or the Bank.  Pursuant to its charter and applicable federal regulations, these shares are required to be voted in any stockholder vote in the same ratio as the votes cast by all other stockholders of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership.  Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late filings or failures to file.

    A Form 4 filed by Edward C. Levy, a Director, on March 21, 2012, to report the purchase of 4,000 and 201 shares on March 7th and 8th, respectively, was not timely filed due to a communication error.  Another Form 4 filed by Mr. Levy on March 27, 2012, to report the purchase of 224 shares on March 1, 2012, was not timely filed due to a communication error; however, it was later determined that this purchase had not actually occurred, and a correcting amendment was filed.  A Form 4 filed by John H. Bowles, former Senior Vice President, on July 2, 2012, to report the exercise of stock options for 1,000 shares on June 13, 2012, was not timely filed due to an administrative error.  A Form 4 filed by Charles J. Viater, Senior Vice President and Director on September 28, 2012, to report the sale of 5,000 shares on September 25, 2012, was not timely filed due to a communication error.  To the Company’s knowledge, based solely on its review of the Section 16 reports filed by its directors and executive officers and written representations from those directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s executive officers and directors during the fiscal year ending December 31, 2012, were met, except for the late filings described above.

PROPOSAL 1

ELECTION OF DIRECTORS

General

    The Company’s Board of Directors consists of 12 directors, divided into three classes.  Directors in each class generally are elected to serve for three-year terms that expire in successive years.  The term of one of the classes of MutualFirst’s directors will expire at the Annual Meeting.

Nominees and Directors

    The Company’s Board of Directors, based on the recommendations of the Nominating Committee, has nominated David W. Heeter, Edward C. Levy, Michael J. Marien and James R. Schrecongost for election as directors for three-year terms expiring at the Annual Meeting of Stockholders to be held in 2016.  These four individuals currently serve as directors of the Company.  All of the Company’s directors also serve as directors of the Bank.

Name	Age(1)	Positions with the Company	Director Since(2)	Term Expires
Nominees
David W. Heeter	51	President, Chief Executive Officer and Director	2003	2016(3)
Edward C. Levy	64	Director	2008	2016(3)
Michael J. Marien	65	Director	2008	2016(3)
James R. Schrecongost	67	Director	2011	2016(3)
Other Directors
Linn A. Crull	57	Director	1997	2014
Wilbur R. Davis	58	Director	1991	2014
Jonathan E. Kintner	69	Director	2008	2014
Charles J. Viater	58	Senior Vice President and Director	2008	2014
Patrick C. Botts	49	Executive Vice President and Director	2003	2015
William V. Hughes	65	Director	1999	2015
Jerry D. McVicker	67	Director	2000	2015
James D. Rosema	66	Director	1998	2015
___________________
(1)       At March 8, 2013.
(2)       Includes years of service on the Board of the Bank prior to the formation of the Company.
(3)       If elected at the Annual Meeting.

    The nominees have each consented to being named in this Proxy Statement and have agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

    The Company’s Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Business Experience and Qualifications of Directors

    The Board believes that the many years of service that our directors have at the Company, the Bank or other financial institutions acquired by the Company is one of their most important qualifications for continued service on our Board.  This service has given them extensive knowledge of the banking business and our Company.  Furthermore, their service on Board committees, especially in areas of audit, compliance, compensation and trust business is critical to their ability to oversee the management of the Company and the Bank by our executive officers.  Service on the Board by three of our senior executive officers aids the outside directors’ understanding of the critical and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his service as a director are set forth below.

    Patrick C. Botts.  Mr. Botts has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003.  During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986.  Mr. Botts’ many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces, and he is well suited to educating the Board on these matters.

    Linn A. Crull.  Mr. Crull is a Certified Public Accountant and has been a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.  Mr. Crull has over 30 years of experience in public accounting, including conducting audits and preparing financial statements, and his knowledge of generally accepted accounting principles brings important technical expertise to the Board and was critical to his selection for service on the Board and the Audit/Compliance Committee.  His years of providing business consulting services to a broad range of companies has provided him with knowledge of compensation issues that aids the Board and the Compensation Committee.  His skills and experience as a member of a financial advisory firm provides insight into various investment vehicles that supports the Board and the Trust Committee.

    Wilbur R. Davis.  Since 2003, Mr. Davis has been the Chairman of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, which he co-founded in 1980.  Mr. Davis also served as President of Ontario Systems, LLC, from 1980 until July, 2008.  He is the Chairman of the Board of Directors of the Company and the Bank.  Mr. Davis brings management expertise, as well as information technology knowledge to the Board.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities to the Bank.

    David W. Heeter.  Mr. Heeter has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since 2003.  During the years prior to that appointment, he had served as Executive Vice President of the Company and the Bank and as Chief Operating Officer and Vice President of Human Resources, Marketing and Administration of the Bank.  He has been employed by the Bank since 1986.  Mr. Heeter’s many years of service in all areas of the Bank’s operations and his duties as Chief Executive Officer of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces, and he is well suited to educating the Board on these matters.

    William V. Hughes.  Mr. Hughes has served as a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977.  That law firm serves as general counsel to the Bank.  Mr. Hughes brings extensive legal knowledge to the Board, particularly with respect to Indiana real property law, commercial transactions, trusts and estates and business litigation.  His legal background also serves the Board as a resource for matters of corporate governance and director responsibility.

    Jonathan E. Kintner, O.D.  Dr. Kintner served as the managing partner of a private group optometry practice in Mishawaka, Indiana for 41 years before his retirement in 2009.  He had served as a director of MFB Corp. and its banking subsidiary for 31 years prior to their acquisition by the Company in 2008.  Dr. Kintner had chaired the Director’s Trust Committee of MFB Corp. prior to the acquisition in 2008.  Since the acquisition, he has served as chairman of the Trust Committee that oversees the Bank’s trust business.  Dr. Kintner has served as a trustee of the Mishawaka Housing Authority since 2008.  He also brings general business knowledge to the Board from his optometry practice.

    Edward C. Levy.  Mr. Levy has been an officer and owner of Freeman-Spicer Financial Services, Inc., a business financing and leasing company, Freeman-Spicer Premium Corp., a business insurance premium financing company and Freeman-Spicer Accounting Services, Inc., a small business accounting and computerization company for more than five years and is a 50% owner and managing partner in two real estate partnerships.  In 2005, he became an executive officer of Take Out Foods International, Inc. based in Indianapolis, which is engaged in the business of ordering food over the Internet.  During 2010, he became chairman of the board of One-Touch Automation, Inc., a company engaged in home and business automation and security systems in Indiana.  He had served as a director of MFB Corp. and its banking subsidiary for three years prior to their acquisition by the Company in 2008.  Mr. Levy’s extensive knowledge of investments, insurance and these regulated industries supports the Board’s and Trust Committee’s knowledge in these areas.  He also brings that understanding of regulations to the Audit/Compliance Committee.  Mr. Levy’s background in finance, real estate and management is important to his service on our Audit/Compliance Committee.

    Michael J. Marien.  Mr. Marien is employed by City Securities Corporation, a registered broker/dealer and investment advisor firm.  He has an active FINRA Series 7 License and Series 66 Indiana License.  He retired in 2009 as Account Manager for IT/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), after 40 years of service.  He had served as a director of MFB Corp. and its banking subsidiary for 21 years and was chairman of the board of MFB Corp. for five years prior to the acquisition by the Company in 2008.  Mr. Marien brings his prior knowledge of the trust business of MFB Corp. to his service on our Trust Committee.  His participation in our local business community for 30 years brings knowledge of the local economy and business opportunities to the Bank.

    Jerry D. McVicker.  Mr. McVicker retired in 2003.  Prior to that, he had served as an Administrator, Chief Executive Officer and Chief Operating Officer for Marien Community Schools since 1996.  He had served as a director of Marien Capital Holdings, Inc., prior to its acquisition by the Company in 2000.  He is the Chairman of the Company’s Compensation Committee.  Mr. McVicker has many years of extensive management and administrative experience.  His participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to the Bank.

    James D. Rosema.  Mr. Rosema was founder and has been President of Rosema Corporation, an interior finishing company located in Muncie and Fort Wayne, Indiana, since 1972.  This successful business does approximately $15 million in business each year and currently has 120 employees.  Mr. Rosema has over 38 years of extensive management and administrative experience in real estate development and construction, especially in the communities we serve.  He also has experience in sales, personnel management and human resource matters from his outside business experience.

    James R. Schrecongost.  Mr. Schrecongost is a retired public financial institution executive with over 40 years of financial institution management experience.  Since retiring in 2001, he served as chairman and a director of the wealth management subsidiary of Old National Bancorp in Indiana until 2010.  Old National Bancorp is a public company with securities registered with the SEC.  Mr. Schrecongost was the vice chairman, president and chief executive officer of ANB Corporation, which owned and managed three banks and a trust company in Indiana before it was acquired by Old National Bancorp in 2000.  Mr. Schrecongost’s extensive experience in the banking and trust company business and management, financial and analytical skills and knowledge of our market area are important to his service on the Board.

    Charles J. Viater.  Mr. Viater has served as Senior Vice President of the Company and Regional President of the Bank since July 2008.  He had served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company in 2008.  Prior to its acquisition by the Company, MFB Corp. had $500 million in assets and was operated under the leadership of Mr. Viater.  Mr. Viater’s over 30-year background in bank operations and knowledge of the local communities we now serve after the MFB Corp. acquisition are important to the Board.  He has training in accounting.

Director Compensation

    The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank.  Each director of the Company also is a director of the Bank.  Directors are not compensated separately for their service on the Company’s Board of Directors.  In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions.  The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

    For the fiscal year ending December 31, 2012, each director received an annual fee of $27,750 for serving on the Bank’s Board of Directors, except for Messrs. Heeter, Botts, and Viater, who were compensated as executive officers of the Bank and are not separately compensated as directors.  Mr. Davis receives an additional $6,000 per year for serving as Chairman of the Board of Directors; Mr. Crull receives an additional $5,000 for serving as the Chairman of the Audit/Compliance Committee; Mr. McVicker receives an additional $3,000 for serving as Chairman of the Compensation Committee; and Mr. Kintner receives an additional $3,000 for serving as the Chairman of the Trust Management Committee.  In addition, each director receives $200 per Board committee meeting attended.  Our directors have been awarded restricted stock and stock options under the Company’s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan.  Messrs. Kintner, Levy and Marien received stock options from the Company in exchange for their outstanding options in connection with the acquisition of another financial institution by the Company in 2008.  During 2012, all directors, excluding Messrs. Heeter, Botts and Viater, were awarded options under our 2008 Stock Option and Incentive Plan for 5,000 shares of the Company’s common stock, which options were immediately exercisable over 15 years.

    The Bank maintains deferred compensation arrangements with some directors, which allowed them to defer all or a portion of their Board fees earned before September 2008 and earn interest on deferred amounts at the rate of 10% per year, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Participants receive the deferred amounts as income when they are no longer serving as active directors.  The participant may choose to receive the deferred payments in a lump sum or in annual installments for 15 years at age 70 or the termination of the person’s service as a director.

    Mr. McVicker has a Director Shareholder Benefit Plan with the Company as a result of the Bank’s 2000 acquisition of another financial institution with which he was affiliated.  This plan operates in the same fashion as MutualBank’s SERP, except that Director McVicker qualifies to receive the retirement benefits at the earlier of age 70 or the termination of his service as a director of MutualBank.  During 2012, $39,429 was accrued under Mr. McVicker’s Director Shareholder Benefit Agreement.  This plan provides for earlier payouts for disability, for continued payouts as death benefits and for immediate funding and payment upon a change in control of MutualBank that terminates his service as a director.

    Messrs. Kintner, Levy and Marien were parties to director fee continuation agreements with the institution acquired in 2008, which were assumed by the Company.  Those agreements provided that if the director retired after attaining age 72 and had served as a director for at least five years, he would be entitled to an annual retirement benefit for five years (or 10 years, if the director had more than 10 years of service) equal to 50% of the total fees paid to him during the last plan year before ending service.  These agreements also provided that, in the event of a change in control followed within 24 months by a termination of service as a director prior to age 72, the director would be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.

Director Compensation Table for 2012

    The following table provides compensation information for each member of our Board of Directors during the year ending December 31, 2012 (except for Messrs. Heeter, Botts and Viater, whose compensation is reported as named executive officers).  All prior stock options and restricted stock awards to non-officer directors were fully vested at December 31, 2012, and no stock option or restricted stock awards were granted to non-officer directors during 2012.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Non Qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Linn A. Crull(4)	$37,150	$10,050	$20,308	---	$67,508
Wilbur R. Davis(5)	$35,550	$10,050	$33,211	---	$78,811
William V. Hughes(6)	$30,550	$10,050	---	---	$40,600
Jonathan E. Kintner(7)	$34,350	$10,050	---	---	$44,400
Edward C. Levy(8)	$31,350	$10,050	---	---	$41,400
Michael J. Marien(9)	$31,150	$10,050	---	---	$41,400
Jerry D. McVicker(10)	$32,950	$10,050	---	$39,429	$82,429
James D. Rosema(11)	$29,150	$10,050	$41,194	---	$80,394
James R. Schrecongost(12)	$31,350	$10,050	---	---	$41,400
_______________________
(1)
Reflects the aggregate grant date fair value of the stock options awarded in 2012 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.  The assumptions used in calculating these amounts are included in Note 21 to the Consolidated Financial Statements contained in our 2012 Annual Report to Stockholders and our 2012 Annual Report on Form 10-K filed on March 22, 2013.

(2)	Amounts reported for Messrs. Crull, Davis and Rosema reflect only the above-market earnings on their deferred compensation accounts.

(3)
No director received personal benefits or perquisites exceeding $10,000 in the aggregate.  The earnings on each director’s deferred compensation account, excluding the above-market earnings reported in the preceding column, are reported in the footnotes below.

(4)
Fees paid include $4,400 for committee meetings attended.  As of December 31, 2012, Mr. Crull owned exercisable options for 25,000 shares of Company stock.  Mr. Crull’s other 2012 earnings on his deferred compensation account were $9,039.

(5)
Fees paid include $1,800 for committee meetings attended.  As of December 31, 2012, Mr. Davis owned exercisable options for 25,000 shares of Company stock.  Mr. Davis’ other 2012 earnings on his deferred compensation account were $14,782.

(6)	Fees paid include $2,800 for committee meetings attended. As of December 31, 2012, Mr. Hughes owned exercisable options for 25,000 shares of Company stock.

(7)	Fees paid include $3,600 for committee meetings attended. As of December 31, 2012, Mr. Kintner owned exercisable options for 5,000 shares of Company stock.

(8)	Fees paid include $3,600 for committee meetings attended. As of December 31, 2012, Mr. Levy owned exercisable options for 17,950 shares of Company stock.

(9)	Fees paid include $3,400 for committee meetings attended. As of December 31, 2012, Mr. Marien owned exercisable options for 17,950 shares of Company stock.

(10)
Fees paid include $2,200 for committee meetings attended.  This amount shown under “All Other Compensation” reflects the accrual under Mr. McVicker’s Director Shareholder Benefit Agreement.  As of December 31, 2012, Mr. McVicker owned exercisable options for 10,000 shares of Company stock.

(11)
Fees paid include $1,400 for committee meetings attended.  As of December 31, 2012, Mr. Rosema owned exercisable options for 25,000 shares of Company stock.  Mr. Rosema’s other 2012 earnings on his deferred compensation account were $18,335.

(12)	Fees paid include $3,600 for committee meetings attended. As of December 31, 2012, Mr. Schrecongost owned exercisable options for 5,000 shares of Company stock.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

    The Company and the Bank may engage in transactions or series of transactions with our directors, executive officers and certain persons related to them.  Except for loans by the Bank, which are governed by a separate policy, these transactions are considered “related party” transactions under applicable regulations of the SEC and are subject to review and approval of the Audit/Compliance Committee and ratification by the Board of Directors.  All other transactions with executive officers, directors and related persons are approved by the Board of Directors.  During 2012, the only transaction or series of transactions of this nature that exceeded $120,000 involved the law firm that has been retained as MutualBank’s general counsel for decades.  Director Hughes is a 10% owner and partner in the law firm of Beasley & Gilkison LLP, which received a $72,000 retainer fee in 2012 to advise the Bank on certain contract, employment, trust, regulatory, real estate and certain litigation matters.  It also received $211,889 in fees for the professional services rendered on an hourly basis on mortgage foreclosure, collection, estate claim, bankruptcy, loan service and other litigation matters during the year ending December 31, 2012.  These fees were more than 5% of the total fees earned by the firm in 2012.

    The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time (except as noted below), in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  These loans to directors and executive officers are not made at preferential rates; however, certain closing fees are waived.  No director, executive officer or any of their affiliates had aggregate indebtedness to the Bank at below-market interest rates exceeding $120,000 in the aggregate since December 31, 2011.  Loans to all directors and executive officers and their associates totaled approximately $11.4 million at December 31, 2012, which was approximately 8.2% of the Company’s consolidated stockholders’ equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2012.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES AND
CORPORATE GOVERNANCE MATTERS

Board Meetings, Independence and Ethics Code

    Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held 12 regular meetings and two special meetings during the fiscal year ending December 31, 2012.  During 2012, each of the directors of the Company attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of the Board committees on which the director served.  The Company’s policy is for all directors to attend each annual meeting of stockholders, and all of our directors attended last year’s annual meeting.

    The Board has determined that Directors Crull, Davis, Kintner, Levy, Marien, McVicker, Rosema and Schrecongost, who constitute a majority of our Board members, are “independent directors,” as that term is defined in the NASDAQ listing standards.  Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest.  The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.  Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank.  See "Election of Directors - Business Relationships and Transactions with Executive Officers, Directors and Related Persons."

    Stockholders may communicate directly with the Board of Directors by sending written communications to Wilbur R. Davis, Chairman of the Board, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400.

    The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees.  You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.  In addition, the Code of Business Conduct and Ethics was filed with the SEC as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2003, and is available at http://www.bankwithmutual.com/About us/Investor Relations/Governance Documents/Code-of-Ethics.

Board Leadership Structure and Risk Oversight

    As noted above, the positions of Chairman of the Board of the Company and Chief Executive Officer and President of the Company are held by separate persons.  This has been the case since the Company was formed.  The Board believes this structure is appropriate for the Company and the Bank because it creates a clear line between management by the executive management and oversight of management by the Board of Directors, led by the Chairman.

Committees of the Board of Directors

    The Board of Directors of the Company has standing Audit/Compliance, Compensation and Nominating Committees.  The Board of Directors has adopted written charters for the Audit/Compliance Committee, the Compensation Committee and the Nominating Committee.  Copies of the charters for the Audit/Compliance Committee, Compensation Committee and the Nominating Committee are available on our website at http://www.bankwithmutual.com/about-us/investor-relations/committee-charting/Audit Committee Charter; Compensation Committee Charter; Nominating Committee Charter, respectively.  You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.

Audit/Compliance Committee

    The Audit/Compliance Committee is comprised of Directors Crull (Chairman), Davis, Kintner, Levy and McVicker, all of whom are “independent directors” under the NASDAQ listing standards.  No member of the Audit/Compliance Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.  The Board of Directors has determined that Directors Crull and Levy each is an “audit committee financial expert” as defined in Item 407(e) of Regulation S-K of the SEC and that all of the Audit/Compliance Committee members meet the independence and financial literacy requirements under the NASDAQ listing standards.  In 2012, the Audit/Compliance Committee met four times.

    The Audit/Compliance Committee is responsible for hiring, terminating and/or reappointing the Company’s independent auditor and for reviewing the annual audit report prepared by our independent registered public accounting firm.  The functions of the Audit/Compliance Committee also include:

•	approving non-audit and audit services to be performed by the independent registered public accounting firm;
•	reviewing and approving all related party transactions for potential conflict of interest situations;
•	reviewing and assessing the adequacy of the Audit/Compliance Committee Charter on an annual basis;
•	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;
•	ensuring the existence of effective accounting and internal control systems; and
•	overseeing the entire audit function of the Company, both internal and independent.

Compensation Committee

    The Compensation Committee is comprised of six independent directors, Directors McVicker (Chairman), Crull, Davis, Marien, Rosema and Schrecongost.  No member of the Compensation Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.  The Compensation Committee is responsible for:

•
determining compensation to be paid to its officers and employees, which are based, in part, on the recommendations of Messrs. Heeter and Botts, except that compensation paid to Mr. Heeter is determined based on the recommendation of a majority of the independent directors, and neither Mr. Heeter nor Mr. Botts are present during voting or deliberations concerning their compensation;

•	overseeing the administration of the employee benefit plans covering employees generally;
•	administering the Company’s cash and equity compensation incentive plans;
•	setting Board and Board committee fees; and
•	reviewing our compensation policies and programs.

    The Company’s Compensation Committee met five times during the fiscal year ending December 31, 2012.  The Compensation Committee does not delegate its authority to any one of its members or any other person.  The Compensation Committee did not retain any compensation consultants in 2012 to determine or recommend the level or form of director or executive compensation.  The Compensation Committee also reviews our incentive compensation plans to determine if they encourage undue or unnecessary risk or the manipulation of earnings.

Nominating Committee

    The Nominating Committee is comprised of Directors Davis (Chairman), Crull, Kintner, McVicker and Rosema.  The Nominating Committee is primarily responsible for selecting nominees for election to the Board.  The Nominating Committee generally meets once per year to make nominations.  The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations.  The Nominating Committee has the following responsibilities under its charter:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•	review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws;
•	consider and evaluate nominations from stockholders using the same criteria as all other nominations;
•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

    As noted above, the Nominating Committee Charter provides for a number of criteria that are considered when selecting new members of the Board.  Those criteria, as well as viewpoint, skill, race, gender and national origin, are considered by the Nominating Committee and the Board when seeking to fill a vacancy or a new seat on the Board in order to consider diversity on our Board of Directors.

    Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.09 of the Company’s bylaws.  In general, to be timely, a stockholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by the Company, the stockholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made.  The stockholder’s notice must include the information set forth in Article I, Section 1.09 of the Company’s bylaws, which includes the following:

•
as to each person whom a stockholder proposes to nominate for election as a director: all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•
as to the stockholder giving the notice: the name and address of the stockholder as they appear on the Company’s books and the number of shares of the Company’s common stock beneficially owned by the stockholder.

    This description is a summary of our nominating process.  Any stockholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s charter and bylaws and in Maryland law.  During the fiscal year ending December 31, 2012, the Nominating Committee was responsible for selecting director nominees and met one time with respect to the selection of director nominees.

EXECUTIVE COMPENSATION

Philosophy and Objectives of Compensation Program

    The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees.  The overall goals of this compensation program help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company’s success.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team.  Our compensation philosophy is based on established principles for all pay practices and aligns with our corporate values, which are to conduct our business with character, compassion and class and to compete effectively.  We reflect these values in our compensation by ensuring competitive and fair practices. Our overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.
•	Market Competition – Total compensation that attracts, retains and motivates our top performers at a competitive level in our market.
•
Stockholder Balance – Compensation components that align the interests of key management, especially the named executive officers, with those of our stockholders in furtherance of our goal to increase stockholder value.

    The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank.  Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with our stockholders’ interests).

    The Compensation Committee and the Board have established a variable incentive compensation program that provides for cash incentive payments to designated executives of the Company, including the three named executive officers, based on Company performance, as reflected in basic earnings per share (“EPS”) for each fiscal year (see “- Non-Equity Incentive Plans”).  In addition, in 2008, the stockholders approved a stock option plan that authorizes the Compensation Committee to award options to directors, officers and other employees (see “- Equity Incentive Plan”).  Stock options encourage our executives to own and retain a meaningful stake in the Company’s common stock, thereby aligning their long-term interests with those of our stockholders.  Both of these compensation programs encourage our executive officers to achieve the Company’s financial and other performance goals.

    Each executive officer of the Company also is an executive officer of the Bank.  Executive officers are not compensated separately for their service to the Company.  The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive’s position, taking into account the complexity of our business as a regulated public company and financial institution.

    The Company provides benefits, including health care benefits, to all employees to attract and retain highly effective executives and other employees with an opportunity to maintain a quality standard of living over time and to have access to health care.  These benefits are administered consistently to all levels of the organization.  All employees share in the cost of health benefits based on the coverage they select.  Available health care benefits are commensurate with that available in our market area.

    The Company provides perquisites designed to enhance the success of the Company.  Executive officer education is provided at industry conferences, seminars and schools, sometimes with spousal travel expenses.  Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.  Messrs. Heeter, Botts and Viater receive a car allowance, and the value of the allowance is included in their taxable income.

2012 Summary Compensation Table

    The following table sets forth information concerning the compensation earned in 2012 and 2011 by our principal executive officer and the next two most highly compensated executive officers.  We will use the term “named executive officers” in this Proxy Statement to refer to the officers listed in this table.

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings (3)	All Other Compensation(4)	Total
David W. Heeter President and Chief Executive Officer	2012 2011	$296,000 $286,000	--- $75,000	$53,280 ---	$13,061 $8,310	$43,939(5) $41,987	$406,280 $411,297
Patrick C. Botts Executive Vice President	2012 2011	$255,000 $240,000	--- $75,000	$38,250 ---	$10,018 $6,374	$40,751(6) $37,895	$344,019 $359,269
Charles J. Viater Senior Vice President of the Company	2012 2011	$264,500 $257,500	--- $75,000	$31,740 ---	--- ---	$104,503(7) $103,298	$400,743 $435,798

________________________
(1)
Reflects the aggregate grant date fair value of the stock options awarded in 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Certification Topic 718, Compensation, Stock Compensation (“FASB ASC Topic 718”).  The assumptions used in calculating these amounts are included in Note 21 to the Consolidated Financial Statements contained in our Annual Report to Stockholders and our 2012 Annual Report on Form 10-K filed on March 22, 2013.

(2)	Amount reflects payments to the named executive officers under the MutualBank 2012 Executive Variable Compensation Plan (see “see “- Non-Equity Incentive Plan Compensation”).

Footnotes continued on next page.

________________________
(3)
Amount reported reflects MutualBank’s contributions to and/or the above-market earnings on amounts in each named executive officer’s Executive Deferred Compensation Agreement account.  Above-market earnings are that portion of the earnings that are at rates in excess of the applicable federal long-term rate under the Internal Revenue Code that corresponds most closely to the rate in the plan at the time it was established.

(4)
Includes amounts accrued under the executives’ SERP agreements, Bank contributions under its 401(k) plan, term life insurance premiums paid by MutualBank on behalf of the officers and ESOP allocations.  In addition, for Mr. Viater, it includes contributions to the Salary Continuation Agreement, which provides him with retirement income.  See “- Retirement Plans.”  The reported ESOP allocations for 2012 are based on 2011 compensation and were made in 2012.  The reported ESOP allocations for 2011 are based on 2010 compensation and were made in 2011.

(5)
The amount includes $8,119 accrued under Mr. Heeter’s SERP agreement, $9,800 in contributions by MutualBank under its 401(k) plan, $1,693 in term life insurance premiums paid by MutualBank on behalf of Mr. Heeter, $6,327 in ESOP allocations and $18,000 in perquisites, consisting of $14,400 for a car allowance and $3,600 for country club dues.

(6)
The amount includes $4,742 accrued under Mr. Botts’ SERP agreement, $9,800 in contributions by MutualBank under its 401(k) plan, $1,642 in term life insurance premiums paid by MutualBank on behalf of Mr. Botts, $6,327 in ESOP allocations and $18,240 in perquisites, consisting of $14,400 for a car allowance and $3,840 for country club dues.

(7)
The amount includes a $67,603 contribution under Mr. Viater’s Salary Continuation Agreement, $9,800 in contributions by MutualBank under its 401(k) plan, $1,693 in term life insurance premiums paid by MutualBank on behalf of Mr. Viater, $6,327 in ESOP allocations and $19,080 in perquisites, consisting of $14,400 for a car allowance and $4,680 for country club dues.

Equity Incentive Plans

    Our 2008 Stock Option and Incentive Plan is a stock-based compensation plan designed to reward directors, regional (advisory) directors, officers and employees for service with a proprietary interest in the Company and to encourage such individuals to remain with the Company.  It provides for the award of stock options or stock appreciation rights for up to 357,741 shares of our common stock and provides for the award of incentive stock options to qualifying employees under the federal tax laws.  The Compensation Committee administers this plan, determines employee eligibility, grants awards and sets the terms of awards.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company.  The exercise price of options awarded must be no less than the fair market value of a share of the Company’s common stock on the date of grant.  Options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months or the remaining term of the option and all unvested options are lost.  This plan will be in place for 10 years and all awards under the plan may not have a term in excess of 10 years.  Options for 60,000 shares were awarded to our named executive officers under this plan in 2011.  The named executive officers received no option awards in 2012.  In 2011 and 2012, respectively, options for 123,138 and 58,000 shares were awarded under the plan to directors, other officers and employees.  Only 58,003 shares are available for future awards under this plan.

    We also have a 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  The 2000 Recognition and Retention Plan provided for awards of up to 232,784 shares of restricted stock to directors, regional (advisory) directors, officers and employees.  All available shares have been awarded and have vested.  The 2000 Stock Option and Incentive Plan provided for the award of stock options for up to 581,961 shares of our common stock to directors, regional (advisory) directors, officers and employees.  Stock option awards under this plan must be exercised within 10 to 15 years of the date of grant.  Options for 120,000 shares were awarded to our named executive officers under this plan in 2011.  In 2011, options for 21,462 shares were awarded under the plan to other officers and employees.  Only 4,000 shares are available for future awards under this plan.  Under the 2000 Stock Option and Incentive Plan, options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months or the remaining term of the option and all unvested options are lost.  Because all outstanding stock options are fully vested, none of the named executive officers would receive a benefit under this plan as a result of a termination or change in control.

    In connection with our acquisition of another financial institution in 2008, we acquired that entity’s 2002 and 1997 stock option plans because of stock options remaining outstanding under those plans.  Those outstanding options were converted into options for 296,555 shares of our common stock at a weighted average exercise price of $9.90 at the time of the acquisition.  There are no shares available for future awards under these two plans.

Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information for each named executive officer concerning stock options held at December 31, 2012.

Options Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable

David W. Heeter	19,485 25,515 20,000 40,000	--- --- --- ---	$25.66 $25.66 $6.93 $7.05	12/17/2013 12/17/2018 12/21/2021 12/21/2026

Patrick C. Botts	18,354 11,646 20,000 40,000	--- --- --- ---	$25.66 $25.66 $6.93 $7.05	12/17/2013 12/17/2018 12/21/2021 12/21/2026

Charles J. Viater	85,470 20,000 40,000	--- --- ---	$9.85 $6.93 $7.05	09/30/2015 12/21/2021 12/21/2026

Non-Equity Incentive Plans

    The Compensation Committee did not establish any cash incentive bonus plan in 2011 for officers and employees, including the named executive officers, due to the challenges of the operating environment and economy.

    In January 2012, based on a recommendation from its Compensation Committee, the Board of Directors of the Company approved the MutualBank 2012 Executive Variable Compensation Plan, which provided for cash incentive payments to designated executives of the Company, including the three named executive officers.  This cash incentive plan provides for one-time payments to the designated executives based on the Company’s 2012 EPS.  Under the plan, cash payments would be calculated as a percentage of 2012 base salary, with the appropriate percentage determined by whether a targeted EPS level was met for 2012.  For the named executive officers of the Company, the plan established five designated EPS levels (including the Company’s target EPS based on its 2012 budget) based upon internal forecasts for the performance of the Company and a range of percentage of salary cash incentive payments for meeting these designated EPS levels based upon each officer’s anticipated contribution to that performance as follows:

Name	2012 Base Salary	Range of Possible Incentive Payments As a Percentage of Base Salary
David W. Heeter	$296,000	9.0% to 60.0%
Patrick C. Botts	$255,000	7.5% to 50.0%
Charles J. Viater	$264,500	6.0% to 40.0%

    The Company’s basic EPS for 2012 was $0.83, which was an EPS level that entitled the named executive officers to a cash payment under the plan.  Messrs. Heeter, Botts and Viater qualified for a possible incentive cash payment of 18%, 15% and 12%, respectively of his 2012 base salary.  The Compensation Committee and the Board determined that payments at that level were appropriate and awarded Messrs. Heeter, Botts and Viater cash payments of $53,280, $38,250 and $31,740, respectively, for the 2012 fiscal year, which payments were made in early 2013.

    In January 2013, based on a recommendation from its Compensation Committee, the Board of Directors of the Company approved the MutualBank Executive Variable Compensation Plan, which provides for annual cash incentive payments to designated executives of the Company, including its three named executive officers.  This cash incentive plan provides for potential one-time payments to the designated executives based on the Company’s EPS for each fiscal year.  Under the plan, cash payments are calculated as a percentage of base salary for the fiscal year, with the appropriate percentage determined by whether and what targeted EPS level is met that fiscal year.  Each year, the Compensation Committee designates the EPS targets based upon internal forecasts for the performance of the Company and related percentage of salary bonuses levels based upon each officer’s anticipated contribution to that performance for the current fiscal year.  For the named executive officers of the Company in fiscal 2013, the Compensation Committee established five designated EPS levels (one of which is based on the Company’s 2013 target performance) and a range of percentage of salary cash incentive payments for meeting each EPS level as follows:

Name	2013 Base Salary	Range of Possible Incentive Payments As a Percentage of Base Salary
David W. Heeter	$310,000	12.0% to 60.0%
Patrick C. Botts	$265,000	10.0% to 50.0%
Charles J. Viater	$272,000	8.00% to 40.0%

The plan does not create any vested rights in the participants and may be modified, repealed or discontinued at any time by the Board of Directors.  In addition, the plan includes a clawback requiring repayment to the extent any payment made is later determined to have been based on performance measurements that are subsequently deemed to be inaccurate due to misstatement or misrepresentation.

Nonqualified Deferred Compensation

    The Bank maintains an executive deferral program for the benefit of designated senior executives, including Messrs. Heeter and Botts, to supplement their retirement earnings to provide them with approximately another 10% of their expected salary at retirement as additional annual retirement income, after Social Security benefits, ESOP shares and income from all retirement plans of the Bank, to the extent they chose to participate in the program.  Pursuant to the agreements under the program, key executives have been provided an additional opportunity to defer, at their choice, 1% to 15 % of their base salary into a non-qualified deferral program.  For each participant, the Bank matched $.50 of every dollar deferred, up to a maximum match established in each person’s agreement.  The Bank also pays interest on each account at a rate of 10%, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Matching contributions and interest vest over five years.  The Bank maintains a record of all amounts deferred by the executive.  Benefits are paid to the executives when they reach the age 65.  The deferred compensation benefit is the annuitized value, at 10%, of the executive’s account, which value is paid in monthly installments over 15 years.  The plan provides for earlier payouts for disability and for continued payouts as death benefits.  Deferrals under this plan ceased after 2008; however, annual earnings at 10% continue.  For the year ending December 31, 2012, the aggregate earnings accrued for to Messrs. Heeter and Botts on their deferred compensation balances (a portion of which also is reflected in the 2012 Summary Compensation Table) were $18,874 and $14,477, respectively.

Retirement Plans

    The Company has designed retirement plans or programs to ensure our employees have adequate income levels after employment.  Prior to July 2009, the Company maintained a 401(k) Retirement Savings Plan, in which the Compensation Committee determined the amount of Company contributions for all employees.  It was the Company’s practice to contribute 3% of salary for all employees and to match 50% of the first $600 of an employee’s contributions per year.  The Company also maintained an ESOP designed to ensure all employees have a vested interest in the success of the Company.  The ESOP purchased shares of the Company’s stock in 1999, which are allocated to employees annually over 15 years.  On July 1, 2009, these two qualified plans were combined into a KSOP.  This reduced our administrative expenses and provides employee compensation tied to the success of the Company.  Under the KSOP, in addition to the regular ESOP allocations, employee contributions were matched.

    The Company also maintains a non-qualified supplemental executive retirement plan (“SERP”) for key employees, including Messrs. Heeter and Botts.  The SERP is designed to provide career executive officer retirees, in conjunction with Social Security, tax qualified retirement plans, the ESOP and the non-qualified deferred compensation plan, with approximately 60% of their pre-retirement income.  At the time the executive qualifies as a SERP participant, an estimated annual SERP retirement payment is established, based on the individual’s anticipated salary at retirement, estimates of the person’s retirement income from Social Security benefits, ESOP shares and income from all tax qualified plans of the Bank and an assumed 8% annually rate of return (which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time).  This estimated payment amount is reviewed periodically for changes in the relevant factors.  Each participant establishes a secular trust at another financial institution, which acquires life insurance policies, the cash value of which will provide the SERP retirement payments.  The Bank makes an annual payment to each participant’s secular trust to fund the cost of that insurance, which increases as the estimated payout increases or the executive ages.  Those contributions are taxable income to the participant in the year they are made and are reflected in the 2012 Summary Compensation Table.  Participating executives begin to receive retirement payments under the SERP at the later of age 65 or the end of their full time service to the Bank (“SERP eligibility”), and such payments are made in monthly installments over 15 years (unless the executive chooses a lump sum payment).  When the executive is able to begin to receive payments under the SERP, the executive’s actual retirement payments are determined based on the annuitized value of the executive’s account at a rate determined by the secular trust trustee, based on investment returns of the trust.  These payments may be more or less than the amount estimated prior to retirement and used to purchase the trust assets.  After SERP eligibility, the executives’ earnings on their SERP accounts are actual earnings of funds invested by the trustee (unless they receive a lump sum).  The executives’ access to SERP payments is subject to a non-compete provision in the plan.  Prior to the SERP eligibility, any violation of that provision terminates future SERP contributions and results in a lump sum payment at SERP eligibility.  After SERP eligibility, any violation of the non-compete results in no future earnings on the SERP account.  Under the SERP, if the executive is involuntarily terminated other than for cause or in connection with a change in control, the Bank must make a lump sum contribution to the executive’s SERP of the full contribution of the then-current year and the present value, based on an 8% rate, of the next five years of required contributions (or of all required remaining contributions if less).  In addition, if executive is deemed to be terminated in connection with a change of control, the Bank must make a lump sum final contribution to the executive’s SERP equal to the present value, at 8%, of all remaining contributions required under then-current payout estimates, through the age 65.

    In the 2008 acquisition of another financial institution, the Bank assumed the terms of the Salary Continuation Agreement between that entity and Mr. Viater, which provides for an annual retirement benefit of $60,000 payable in monthly installments for 15 years if he retires at the age of 60 or later.  If he resigns prior to reaching age 60, he will receive an amount equal to the unfunded liability accrued under the agreement as of the end of the month preceding the end of his service, payable in monthly installments over three years.  He will receive the same amount in the event he experiences a disability before reaching age 60, but payable in equal monthly installments over a period of 15 years.  If Mr. Viater’s employment is terminated prior to age 60, other than termination by voluntary resignation, termination for cause or termination within 24 months following a change in control, then Mr. Viater will be entitled to receive the present value of the amount he would have received upon normal retirement at age 60, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code.  In the event of a change in control followed within 24 months by a termination of Mr. Viater's employment for reasons other than death or disability, before he has attained age 60, he will be entitled to receive the present value of his normal retirement benefit, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code.  This benefit is required to be distributed to Mr. Viater in a lump sum within 60 days following the termination.  Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under Section 280G.

Employment Agreements

    The Bank has entered into three-year employment agreements with Messrs. Heeter, Botts and Viater, which provide for annual one-year extensions, if authorized by the Board.  Under these agreements, each executive’s salary is reviewed for adjustments annually and cannot be decreased below any adjusted level.  The 2013 base salaries of

Messrs. Heeter, Botts and Viater under these agreements are $310,000, $265,000 and $272,000, respectively.  Under these agreements, each executive is entitled to participate equitably in discretionary bonuses awarded to executive employees and in the Bank’s other employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance benefits.  Each agreement provides that the executive’s employment may be terminated by the Bank or by the executive at any time and also provides for termination upon the occurrence of certain events specified by federal regulations.  If the executive’s employment is terminated due to disability, he would receive his salary and other benefits for the remainder of the three-year term, with a reduction in his salary for disability insurance payments from insurance purchased by the Bank.  If the executive’s employment is terminated due to death, his estate would receive all benefits under the agreement through the end of the month.  If the executive’s employment is terminated for cause or voluntarily by the executive, he would receive all benefits under the agreement through that termination date.  If the executive’s employment is terminated by constructive termination, with no change in control, the Bank would be required to pay to the executive his then-current salary over the three-year term and to provide the executive with his then-current employee health benefits for the remaining term of his agreement.  If the executive’s employment is involuntarily terminated in connection with a change in control, MutualBank must pay to the executive in a lump sum 299% of his Section 280G base amount (the base amount is essentially the executive’s average annual Box 1, W-2 compensation during the five full calendar year periods prior to the effective date of the termination) and continue to provide substantially the same health benefits as were being provided to the executive officers of MutualBank immediately prior to the change in control, in each case subject to reduction to ensure deductibility under Section 280G of the Internal Revenue Code.  The executives have no responsibility to mitigate amounts owed to them under the agreements nor does any compensation received from another employer reduce post-termination compensation under the agreements.  The agreements provide that for the three years following any termination of employment, each officer will be prohibited from soliciting Company or Bank depositors, customers and employees to leave the Company or the Bank.

    In the 2008 acquisition of another financial institution, the Bank also assumed Mr. Viater’s director fee continuation agreement, which provides that if he retires after attaining age 72 and continues to serve as a director for at least five years, he would be entitled to an annual retirement benefit for 10 years equal to 50% of any director fees paid to him during the last plan year before ending service.  In the event of a change in control followed within 24 months by a termination of service as a director prior to age 72, the director would be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.

PROPOSAL 2

ADVISORY (NON-BINDING) RESOLUTION TO
APPROVE EXECUTIVE COMPENSATION

    At last year’s Annual Meeting, the stockholders approved the Board’s recommendation to include an advisory and non-binding stockholder resolution to approve the compensation of our executives, as disclosed pursuant to the compensation rules of the SEC, on the agenda at each Annual Meeting.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in each proxy statement in the tabular and narrative disclosure on the compensation of our named executive officers.  The Board of Directors has decided to present a say-on-pay proposal at each annual meeting until the next required vote by stockholders on the frequency of future advisory votes on executive compensation.

    Our stockholders have been presented with a say-on-pay proposal at our last four Annual Meetings and have approved our executive compensation at these annual meetings by a significant percentage of the votes cast.  We are presenting for a vote at the Annual Meeting an advisory, non-binding stockholder resolution to approve the compensation of our executives, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

    This nonbinding advisory resolution will be presented at the Annual Meeting as follows:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the tabular and narrative disclosure on the compensation of our named executive officers in the Company’s Proxy Statement for the 2013 Annual Meeting.

    This vote will not be binding on the Company’s Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect any compensation already paid or awarded to any executive.  The Compensation Committee and the Board will consider the outcome of the vote when considering future executive compensation arrangements.  At last year’s annual meeting, 94.3% of the shares voting on a similar nonbinding resolution voted to approve the Company’s compensation to executives.  Because of this level of approval, the vote had no specific influence on the Company’s compensation practices in 2012.

    As disclosed in more detail in “Executive Compensation – Philosophy and Objective of Compensation Programs,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives and believes that a well-structured compensation program should align the interests of our executives with those of the stockholders and include components that drive the creation of sustainable stockholder value over the long-term and do not simply focus on short-term gains.  Our compensation program seeks to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success.  Executive compensation determinations are a complex and demanding process.  The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our stockholders’ interest in executive compensation practices.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and whose values are aligned with our corporate values to conduct our business with character, compassion and class and to compete effectively.  A primary focus of our compensation program has been to compensate actual performance, using realistic incentive thresholds.

    Therefore, our overriding principles in setting types and amounts of compensation are: (1) to link individual compensation to the successful achievement of performance objectives; (2) to attract, retain and motivate our top performers at a competitive level in our market; (3) to align the interests of key executives with those of our stockholders in furtherance of our goal to improve stockholder value; (4) to ensure that our incentive compensation does not encourage incurring excessive risk; and (5) to comply with any applicable regulatory compensation limits.  In setting executive compensation and benefits in line with this philosophy, the Compensation Committee has established a full compensation package that includes base salary, annual incentive bonus compensation, retirement benefits, equity compensation, perquisites and other benefits.

    The Company’s Board of Directors recommends that stockholders vote FOR the advisory (non-binding) resolution to approve executive compensation.

REPORT OF THE AUDIT/COMPLIANCE COMMITTEE

    The following Report of the Audit/Compliance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent MutualFirst specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

    The Audit/Compliance Committee of MutualFirst is comprised of the undersigned directors, each of whom is independent as defined under the NASDAQ’s listing standards.  The Audit/Compliance Committee’s responsibilities are described in a written charter adopted by the Board of Directors.

    Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations.  BKD, LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  As the members of the Audit/Compliance Committee, it is our responsibility to monitor and oversee these processes.

    The Audit/Compliance Committee, in its oversight responsibility, reviews the services performed by the Company’s independent registered public accounting firm and our policies and procedures for the engagement of that firm.  The Audit/Compliance Committee also discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.  We met with the internal auditors and independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit service, we specifically approve the engagement of our independent registered public accounting firm to render that service.  Accordingly, the Company does not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit/Compliance Committee in advance.  As such, the engagement of BKD, LLP to render 100% of the services described in the categories above was approved by the Audit/Compliance Committee in advance of the rendering of those services.  We also reviewed and discussed with BKD, LLP the fees paid to the firm.  These fees are described under “Ratification of Appointment of Independent Registered Public Accounting Firm” below.  The Audit/Compliance Committee received and reviewed the report of BKD, LLP regarding the results of their audit of the Company’s 2012 financial statements.  We also reviewed and discussed the audited financial statements with Company management.

    The members of the Audit/Compliance Committee discussed with a representative of BKD, LLP the independence of the accounting firm from the Company, including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) and the written disclosures.  In addition, the Audit/Compliance Committee receives written disclosures and a letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit/Compliance Committee concerning independence.

    The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit/Compliance Committee the certifications that each officer filed with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Management also reviewed with the Audit/Compliance Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

    Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2012 for filing with the SEC.

    The foregoing report is furnished by the Audit/Compliance Committee:

Linn A. Crull, Chairman
Wilbur R. Davis	Edward C. Levy
Jerry D. McVicker	Jonathan E. Kintner

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services and Payments

During the fiscal year ending December 31, 2012, BKD, LLP provided various audit, audit-related and non-audit services to the Company as follows:  (1) the audit of the Company’s fiscal 2012 annual financial statements; (2) the review of 2012 financial statements in the Company’s Quarterly Reports on Form 10-Q; and (3) tax services.

The aggregate fees billed to the Company by BKD, LLP and its affiliates for the fiscal years ending December 31, 2012 and 2011 were as follows:

	Year Ending December 31,
	2012	2011
Audit Fees	$230,000	$225,000
Audit Related Fees(1)	$16,058	$24,007
Tax Fees(2)	$22,925	$32,700
All Other Fees(3)	$19,622	---
__________________________________________
(1)	Primarily for assistance with benefit plan issues.
(2)	Primarily for tax compliance, tax advice and tax return preparation services.
(3)	For performance of trust-related procedures.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit/Compliance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.  The Audit/Compliance Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors.  The Audit/Compliance Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting.  At this time, the Audit/Compliance Committee has not adopted any pre-approval policies.

The Audit/Compliance Committee of the Board has authorized BKD, LLP to provide to the Company tax services and certain services in connection with the administration of our benefit plans.  In authorizing those services, the Committee determined that providing those services were compatible with maintaining BKD, LLP’s independence.

Selection of Audit Firm

Our Audit/Compliance Committee has appointed BKD, LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2013.  In making its determination to appoint BKD, LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year, the Audit/Compliance Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants.  A representative of BKD, LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

We are not required to have our stockholders ratify the selection of BKD, LLP as our independent audit firm.  Because we believe it is good corporate practice to obtain the stockholders’ views on this selection, we are asking the stockholders to ratify the appointment at the Annual Meeting.  The stockholder vote, however, is not binding on the Audit/Compliance Committee because, under SEC rules, only that committee may select and appoint the Company’s audit firm.  Therefore, if the stockholders do not ratify the appointment of BKD, LLP for the current fiscal year, the Audit/Compliance Committee may appoint another firm or maintain its prior appointment of BKD, LLP.  The Audit/Compliance Committee will consider the failure of the stockholders to ratify the appointment of BKD, LLP as a direction to consider appointing a different audit firm for the subsequent fiscal year.  Whether or not the existing appointment for 2013 is ratified, the Audit/Compliance Committee is free to appoint a different audit firm for the current fiscal year if it is determined to be in the best interests of the Company and its stockholders.

The Company’s Board of Directors recommends that stockholders vote FOR the ratification of the appointment of BKD, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

           The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Stockholder Proposals for 2014 Annual Meeting

If you intend to present a stockholder proposal at next year’s annual meeting, your proposal must be received by the Company at its executive offices, located at 110 E. Charles Street, Muncie, Indiana 47305-2400, no later than November 24, 2013, to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.  Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, the Company’s charter and bylaws and Maryland law.

To be considered for presentation at the 2014 annual meeting, but not for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, stockholder proposals must be received by the Company no later than February 7, 2014 and no earlier than January 6, 2014.  If, however, the date of the next annual meeting is before April 30, 2014, or after July 7, 2014, proposals must instead be received by the Company no earlier than the 120th day prior to the date of the next annual meeting and no later than the 90th day before the meeting or the 10th day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

MUTUALFIRST FINANCIAL, INC.
Annual Meeting of Stockholders
May 8, 2013 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the members of the Board of Directors of MutualFirst Financial, Inc. and its survivor, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the Annual Meeting, all the shares of MutualFirst Financial, Inc. common stock held of record by the undersigned at the close of business on March 8, 2013, at the Annual Meeting of Stockholders, to be held on Wednesday, May 8, 2013, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the named nominees and "FOR" proposals 2 and 3. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposals as stated.

Should a director nominee be unable to serve as a director, an event that MutualFirst Financial, Inc. does not currently anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

This proxy may be revoked at any time before it is voted by delivering to the Secretary of MutualFirst Financial, Inc. on or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares of MutualFirst Financial, Inc. common stock, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

Continued and to be signed on reverse side

MUTUALFIRST FINANCIAL, INC. 110 E. CHARLES STREET MNCIE, IN 47305
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off  date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	□	□	□	_____________________________
Nominees

01 David W. Heeter 02 Edward C. Levy 03 Michael J. Marien 04 James R. Schrecongost

The Board of Directors recommends you vote FOR proposals 2. and 3.					FOR	AGAINST	ABSTAIN

2. Adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in the accompanying Proxy Statement.					□	□	□

3. Ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.					□	□	□

NOTE:  Other business may properly come before the meeting, including an adjournment or postponement of the meeting.  In their discretion, the proxies are authorized to vote on the other business that may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date